EXHIBIT 12.1

Reckson Associates Realty Corp.
Ratios of Earnings to Fixed Charges

         The following table sets forth the calculation of the Company's consolidated ratios of earnings to fixed charges for the periods shown (in thousands):




                                                                                  For the       For the
                          For the                                               Period from    Period from
                        Nine Months     For the                                 June 3, 1995   January 1,
                           Ended          Year          For the      For the         to           1995        For the
                         September        Ended        Year Ended   Year Ended    December         to        Year Ended
Description               30, 1999        1998            1997         1996      31, 1995     June 2, 1995      1994

Interest                   $60,901        $55,139       $23,936     $13,331        $5,331        $7,622       $17,426

Rent Expense                 1,204          1,321           952         830           434           176           375

Amortization of Debt
Issuance Costs               2,391          1,600           797         525           400           195           564

Fixed Charges               64,496         58,060        25,685      14,686         6,165         7,993        18,365

Income from
Continuing Operations
before Minority
Interest and Fixed
Charges                   $132,836       $122,541       $71,175     $39,876       $16,719        $8,187       $17,872

Ratio of Earnings to          2.06           2.11          2.77         2.72           2.71          1.02        0.97
Fixed Charges



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